FOR IMMEDIATE RELEASE

Jones Soda Co. Announces Jennifer Cue Returning to Company as Interim Chief Financial Officer

Seattle, WA – Sept. 8, 2011 – Jones Soda Co. (JSDA), a leader in the premium soda category known for its innovative marketing approach, today announced it has appointed Jennifer Cue as interim Chief Financial Officer, effective Monday, Sept. 12. Cue was at Jones Soda from the beginning and held various leadership roles at the company from 1995 through 2005, including Chief Financial Officer, Chief Operating Officer and board member. Cue replaces former Chief Financial Officer Michael O’Brien who departed the company earlier this month.

“Jennifer is extremely talented, an incredible leader, and as one of the original executive leaders, obviously has a deep history and passion for Jones Soda,” commented Jones Soda Chief Executive Officer William Meissner. “She is absolutely the perfect choice to fill this position as we seek a permanent hire.”

After successfully building Jones Soda, Cue parted ways with the company to spend time abroad. Most recently she has focused her professional acumen on strategic business consulting, private investment initiatives and financial advising. Prior to her time with Jones Soda she worked in corporate banking and equity investment for several financial firms.

“When I exited Jones Soda in 2005 the company was in its heyday, and we were laser focused on our core product that put us on the map – Jones Soda in glass bottles,” noted Cue. “I’m eager to jump back in and excited to be part of the team as the turnaround continues.”

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.(R) markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda(R) and WhoopAss Energy Drink(R) brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. www.jonessoda.com

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Media Contact:
Amanda Foley
Duo PR, for Jones Soda Co.
206-957-1387 | amanda@duopr.com